Vapotherm Announces Preliminary Revenue for First Quarter of 2022 and Withdraws 2022 Annual Guidance

EXETER, New Hampshire, April 6, 2022 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO) (“Vapotherm” or the “Company”), today announced preliminary unaudited revenue for the quarter ended March 31, 2022. The Company also announced withdrawal of its full year 2022 revenue guidance (issued on January 12, 2022 and reiterated on February 24, 2022) together with its full year 2022 gross margin, operating expense and adjusted EBITDA guidance.

Preliminary First Quarter 2022 Financial Results

Preliminary revenue for the first quarter of 2022 is expected to be in the range of $20.5 million to $21.5 million, compared to $32.3 million for the first quarter of 2021.

Fiscal 2022 Outlook

The Company is withdrawing its previously announced annual revenue, gross margin, operating expense, and adjusted EBITDA guidance. This guidance was based in part on the assumption there would be two COVID-19 surges in 2022 with resulting revenue at 50% of prior surges. Based on what appears to be the diminishing virulence of COVID-19 (resulting in less need for acute respiratory intervention), as well as a reduction of seasonal hospitalization patterns related to flu and RSV in the first quarter, the Company has elected to withdraw its guidance at this time.

“The initial COVID-19 surge of 2022, related to the Omicron variant, as well as trends in flu and RSV cases played out as we expected in the first half of the quarter. However, in mid to late February we began to see signs of a slowdown in the number of COVID-19 related hospitalizations, especially of patients needing acute respiratory interventions. This slowdown significantly accelerated in March, as did the decline of hospitalizations due to flu or RSV. As a result, we are re-examining the assumptions which underlay our original 2022 guidance,” commented Joe Army, President and CEO of Vapotherm. “Despite the near-term uncertainty, we remain very enthusiastic about the long-term prospects of this business. We will continue to focus on educating our customer base on the benefits of our technology as a front-line therapy for all cause respiratory distress and work to drive the adoption of new product offerings, including HVT 2.0, Vapotherm Access and the Oxygen Assist Module.”

The preliminary net revenue results are based on current expectations. Actual results are subject to completion of the Company’s quarter-end financial closing procedures and review procedures by the Company’s independent registered public accounting firm.

First Quarter Results Conference Call

Vapotherm plans to release financial results for the first quarter of 2022 after the close of trading on Wednesday, May 4, 2022. Vapotherm’s management team will host a conference call beginning at 4:30 p.m. ET to discuss the financial results and recent business developments.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.3 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free non-invasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s preliminary first quarter 2022 net revenue, its long-term prospects for its business, and management’s intent to continue to focus on educating the Company’s customer base and drive adoption of new product offerings. In some cases, you can identify forward-looking statements by terms such as “expect,” “believe,” “continue,” “plan,” “estimate,” “future,” “outlook,” “will,” “should,” “could,” or “would,” the negative of these terms or, other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: risk that Vapotherm’s final first quarter 2022 net revenue results will deviate from the preliminary net revenue results in this release; Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future; Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems, HVT 2.0 platform, Oxygen Assist Module or Vapotherm Access to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2021, as filed with the SEC on February 24, 2022, and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011

SOURCE: Vapotherm, Inc.